ALLEN
VELLONE
attorneys at law

Kevin D. Allen
Patrick D. Vellone
Michael A. Vellone
Matthew M. Wolf[†]
Patrick J. Russell
Jennifer E. Schlatter
Leigh K. Freeman
Larry N. Harris
Elizabeth M. Bryans
Penny T. Platnick*
Shelley Thompson[†]

[†] *Also Admitted in New York*
* *Also Admitted in South Dakota*

May 5, 2010

NACEL Energy Corporation
9375 E. Shea Blvd., Suite 100
Scottsdale, Arizona 85260

Gentlemen:

We have acted as counsel for Nacel Energy Corporation (the "Company"), a Wyoming corporation, in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-1 (the "Registration Statement"), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act (the "Prospectus"). The Registration Statement and Prospectus pertains to the offering of up to 13,866,667 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), representing, as the result of an Exchange Agreement dated April 23, 2010, (i) approximately 120% of the shares of Common Stock that are issuable upon conversion of, and as payments on, the Company's Senior Secured Convertible Note due on or about December 23, 2010 (the "New Note") and upon the exercise of the warrants issued in connection with the New Note (the "New Warrants") as of the date of the Registration Rights Agreement entered by the Company and the investor purchasing the Note and Warrants, which have been exchanged for the New Note and New Warrants (without regard to certain blocker provisions set forth in the New Note and New Warrants and exercise limitations on certain of the Warrants) and (ii) an aggregate of 250,000 shares of Common Stock issuable upon exercise of warrants issued to the placement agent and its assignees. All of the Shares are being registered on behalf of the holders of shares of securities convertible or exercisable into shares of Common Stock (collectively, the "Selling Shareholders").

As counsel for the Company, in connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. We are familiar with the Registration Statement. We have reviewed the Company's Articles of Incorporation and amendments thereto, Bylaws and various corporate minutes and resolutions. We have also made such investigations of law as we have considered necessary or appropriate to form a basis for this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity and accuracy of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals.

Based upon the foregoing, we are of the opinion that the Shares to be issued upon the conversion of, and as payments on, the New Note or upon exercise of the New

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Warrants have been duly authorized and, when issued upon such conversion or as payment in accordance with the terms of the New Note to which they relate or upon exercise of the New Warrants to which they relate, will be validly issued, fully paid and non-assessable. Based upon the foregoing, we are of the opinion that the Shares to be issued upon the exercise of outstanding warrants held by the placement agent and its assignees have been duly authorized and, when issued upon exercise of such warrants, will be validly issued, fully paid and non-assessable.

Our opinion herein is limited to the Wyoming Corporation Code and the federal laws of the United States of America, to the extent applicable.

The opinion is limited to the facts and law as they may appear to us on the date hereof, and we assume no responsibility to update this opinion for changes in the law or new facts which may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and any amendments thereto, and to the reference appearing under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Sincerely yours,

Allen & Vellone, P.C.

/s/ Allen & Vellone, P.C.

ALLEN & VELLONE, P.C.